BRITISH COLUMBIA

Number: BC1075817

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that ERO COPPER CORP. was incorporated under the Business Corporations Act on May 16, 2016 at 10:35 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On May 16, 2016

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE